Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors of Akid, Inc.

We hereby consent to the use in the Definitive Proxy Statement of Akid, Inc. of our report dated _______ ___, 2005 on the consolidated financial statements of Akid, Inc. as of ____, ________ and _______.

Dated:   _______ __, 2005

By:         ________________________
Name:
Title:


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